*Confidential treatment has been requested with respect to the portions of the agreement, indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.


                                                                    Exhibit 10.3

                           WEB SITE SERVICES AGREEMENT


This Web Site Services Agreement (the "Agreement") is made and entered into effective as of September 21, 1998, by and between software.net Corporation, a Delaware corporation, a.k.a. Beyond.com, located at 1195 West Fremont Avenue, Sunnyvale, California 94087 ("Reseller") and Networks Associates, Inc., a Delaware corporation, doing business as Network Associates, Inc. located at 3965 Freedom Circle, Santa Clara, California 95054 ("Vendor" or "NAI").

BACKGROUND

(a) Vendor is the owner of all rights to (or has a license to sell) the Software.

(b) Reseller, as successor of Cybersource Corporation, and Vendor are parties to an Electronic Software Distribution Agreement, dated September 1, 1997, regarding the electronic distribution of NAI's Products (the "Reseller Agreement").

(c) Vendor and Reseller have simultaneously herewith entered into a certain Co-Hosting Agreement (herein so called) relating to the offering of software and computer hardware from Vendor's public web sites (other than the web site maintained by Vendor at www. mcafeemall.com (or such other name as the site may be given from time to time, including, without limitation, the "McAfee Store") (the "Managed Site")).

(d) Vendor desires to enter into this Agreement, whereby Reseller would be responsible for operating and managing certain aspects of the Managed Site on behalf of Vendor for the purpose of electronically distributing Vendor's Products to End-User customers in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.   DEFINITIONS.

Unless otherwise defined herein, the terms used in this Agreement shall have the following meanings:

(a) CONTENT: means the text, pictures, sound, graphics, video and other data that appears on the applicable web page or web site.

(b) CUSTOMIZED CONTENT: means the Vendor-specific content that is set up by Reseller under this Agreement for the Managed Site. Customized Content shall be subject to the prior approval of Vendor and its continued placement on the Managed Site thereafter shall be subject to the results of the quarterly status meetings described on Exhibit "A". The Customized Content which Vendor initially approves for placement upon on Managed Site is described on Exhibit "B" attached hereto and made a part hereof.

(c) VENDOR CONTENT: means the content specifically provided by Vendor to be included in the Managed Site.

(d) RESELLER CONTENT: means content specifically provided by Reseller to be included in the Managed Site. Reseller Content shall be subject to the prior approval of Vendor and its continued placement on the Managed Site thereafter shall be subject to the results of the quarterly status meetings described on Exhibit "A".

(e) RESELLER PROPRIETARY HOST SYSTEM: means Reseller's proprietary engine that is maintained on Reseller's servers and that permits Vendor Clients to review literature and place orders to obtain Vendor Products via the world wide web.

(f) RESELLER TRADEMARKS: means the trademarks, service marks, trade names and logos used by and owned by Reseller.

(g)  VENDOR CLIENT: means a customer of Vendor that utilizes the Managed Site.

(h) VENDOR TRADEMARKS: means the trademarks, service marks, trade names and logos used by and owned by Vendor.

(i) SOFTWARE: means retail desktop software products offered by Vendor under the "McAfee" brand or other Vendor owned brand, which Vendor makes available for sale via the Internet. The term "Product" shall have the same meaning as the term Software.

(j) OTHER TERMS: Other capitalized terms used herein shall have the same meaning as provided in the Co-Hosting Agreement unless the context requires otherwise.

2.   VENDOR OBLIGATIONS.

(a) Vendor shall establish and maintain the appropriate hypertext links from its Online Service Page and the NAI Internet Sites to the designated URL or URLs for the Managed Site under the designation, the McAfee Mall, McAfee Store or such other designation as may be give to the Managed Site. Such links shall be of reasonable prominence to give sufficient notice to viewers of Vendor's Online Service Page.

(b) Other than technical support related to Vendor Clients' purchases and downloading of the Vendor Products, Vendor shall provide all other support to Vendor Clients, including without limitation, the support being provided in accordance with its current technical support policies.

(c) Vendor shall cooperate and work with Reseller in accordance with the terms of the Miscellaneous section of Exhibit "A" of this Agreement.

(d) Except for those Products listed in Exhibit "A" of this Agreement, Vendor shall not sell Vendor's or other third party software (including the Products) from its public web sites except through the Managed Site or the Destination (as defined in the Co-Hosting Agreement). Vendor agrees that any software and computer hardware offered for sale on the Managed Site must be fulfilled, at Vendor's election, through the Managed Site, the Destination or must link to the Co-Host Site (as defined in the Co-Hosting Agreement). Vendor will not advertise on the Managed Site (whether with banners, buttons or other forms of online advertising) or link directly to web sites which are involved in the resale of software from such page on the web sites.

(e) Vendor will display on each page of the Managed Site a statement to the effect that the Managed Site is operated by Vendor in partnership of with Reseller. The parties will agree in good faith on the prominence and exact format of such statement on each such page with increasing prominence to be given to such statement on the online order pages of the Managed Site.

(f)  Vendor will reasonably promote and operate the Managed Site.

3.   RESELLER OBLIGATIONS.

(a) Reseller will build, maintain and manage the online order pages of the Managed Site (the "Order Pages") to process orders for Vendor Products both for electronic software download ("ESD") and for physical delivery. The structure of the Order Pages shall be based on Reseller's standard templates, but the graphical content, including the Customized Content will be subject to the approval of Vendor. All buttons, links and labels for the Managed Site shall be labeled McAfee Mall, McAfee Store or other designation approved by Vendor.

(b) Reseller will be responsible for supporting Vendor Clients in the purchase and download process from the Managed Site, but will not otherwise provide product or technical support. Reseller will exercise all commercially reasonable efforts to distribute the most current version of Vendor's Products and other products which Vendor makes or desires to make available from the Managed Site.

(c) Reseller will provide for financial and tax reporting for all activity on the Managed Site in accordance with Exhibit "A".

(d) Reseller shall undertake export and licensing restriction management in accordance with the requirements set forth in the Co-Hosting Agreement and the Reseller Agreement, which export and licensing restriction requirements are incorporated herein by reference. Reseller shall comply with all applicable laws in connection with the operation of the Managed Site, including without limitation, laws relating to the use of information concerning Vendor Clients. Subject to the Reseller's rights set forth in
     Section 5(c) of this Agreement, Reseller shall also comply with Vendor's on-line privacy policies to the extent commercially reasonable upon written notice of such policies.

(e) Vendor shall be responsible for all credit card fraud activity committed on the Managed Site. The initial risk procedures for the Managed Site are set forth on Exhibit "C" attached hereto. The risk procedures shall be a subject in the quarterly meetings between the parties described in Exhibit "A".

(f) Reseller shall cooperate and work with Vendor in accordance with the terms of the Miscellaneous section of Exhibit "A".

4.   LICENSE.

(a) CUSTOMIZED CONTENT. Vendor grants Reseller a non-exclusive, royalty-free license and right during the term of this Agreement, to use, reproduce, electronically distribute, publicly display, and publicly perform the Customized Content delivered to Reseller by Vendor only in connection with the Managed Site. Vendor shall indemnify and hold harmless Reseller for any liabilities, losses, damages, costs and expenses (including attorneys' fees and costs) based on any third party claim that Customized Content infringes another's U. S. patent, copyright, trademark, service mark, or trade secret or that said Customized Content is defamatory or violates another's right to publicity or privacy; provided that Reseller promptly notifies Vendor in writing of the claim and allows Vendor to control, and fully cooperates with Vendor in, the defense and all related settlement negotiations. Vendor shall have no liability for any settlement or compromise made without its consent. Upon notice of an alleged infringement, or if in the Vendor's opinion such a claim is likely, Vendor shall have the right, at its option, to obtain the right for Reseller to continue to exercise the rights granted under this Agreement, substitute other software with similar operating capabilities, or modify the Software so that it is no longer infringing. The foregoing indemnification shall not apply to claims of infringement to the extent they arise by reason of the combination of the software or documentation with any other product if such claim would have been avoided but for such combination.

(b) RESELLER LINK. Reseller grants to Vendor a non-exclusive, non-transferable, revocable, royalty-free license and right during the term of this Agreement, to use, reproduce, electronically distribute, publicly display, and publicly perform Reseller's hypertext link, including certain of Reseller's graphic icon buttons and other proprietary content used in conjunction therewith as authorized in writing by Reseller, to link Vendor's web site to the Managed Site, provided that Vendor complies with section 9b, below. Reseller reserves the right to terminate the foregoing right if in its sole discretion, Vendor's usage of Reseller's hypertext link, graphic icon buttons and other proprietary content, harms the business, image and goodwill of Reseller.

5.   PROPRIETARY RIGHTS.

(a) Vendor acknowledges that as between the parties, Reseller owns all right, title and interest in and to all components of the Order Pages and the Co-Host Site. Reseller acknowledges that as between the parties, Vendor owns all right, title and interest in and to the Managed Site and its associated URLs. Vendor acknowledges that the Reseller Trademarks are trademarks owned solely and exclusively by Reseller, and agrees to use the Reseller Trademarks only in the form and manner and with appropriate legends as prescribed by Reseller. Vendor agrees not to use any other trademark or service mark in connection with any of the Reseller Trademarks without prior written approval of

     Reseller. All use of Reseller Trademarks shall inure to the benefit of Reseller. Reseller acknowledges that the Vendor Trademarks are trademarks owned solely and exclusively by Vendor, and agrees to use the Vendor Trademarks only in the form and manner and with appropriate legends as prescribed by Vendor. Reseller agrees not to use any other trademark or service mark in connection with any of the Vendor Trademarks without prior written approval of Vendor. All use of Vendor Trademarks shall inure to the benefit of Vendor.

(b) Nothing in this Agreement shall give Vendor any right or license to use, reproduce, display or distribute (electronically or otherwise) any technology or intellectual property rights in the Order Pages and the Co-Host Site.

(c) Except as required by law, Reseller shall be entitled to use any information that it collects regarding the visitors to and purchasers from the Managed Site, including e-mail names, such information shall be considered co-owned by NAI and Reseller, with the restriction that Reseller may not sell, license or disclose such information to any competitor of NAI.

6.   TERM AND TERMINATION.

(a) TERM. The term of this Agreement will commence on September 18, 1998, and continue in effect until June 30, 2000, unless earlier terminated as herein provided ("Initial Term"). This Agreement will automatically be renewed for an additional one (1) year term ("Renewal Term") unless either party gives the other written notice of termination at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

(b) TERMINATION FOR CAUSE. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

     (i) If the other ceases to do business, or otherwise terminates its business operations (or in the case of Vendor, sells or otherwise disposes of the Managed Site or any division of its business which includes the Managed Site); or

     (ii) If the other shall fail to promptly secure or renew any material license registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such material license, registration, permit, authorization or approval is revoked or suspended and not reinstated within thirty
          (30) days; or

     (iii) If the other breaches any material provision of this Agreement and fails to fully cure such breach within thirty (30) days (ten (10) days in the case of failure to pay) of written notice describing the breach; or

     (iv) By Reseller if the Vendor Uptime Requirement is not met in any one (1) month; or

     (v)  Deleted; or

     (vi) By Vendor if the Reseller Uptime Requirement is not met in any one (1) month; or

     (vii) If the other seeks protection under any bankruptcy receivership trust deed, creditor's arrangement composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within thirty (30) days.



     (b1) TERMINATION BY RESELLER. Reseller may terminate the agreement without cause if the Minimum Revenue Targets are not met in any year of the Term other than as a result of a breach of this Agreement by Reseller. As used in the preceding sentence, Minimum Revenue Targets shall mean: (i) in the first (1st) year of the Term, Aggregate Revenues of not less than Nine Million Dollars ($9,000,000) and (ii) in the second (2nd) year of the Term, Aggregate Revenues of not less than Twelve Million Dollars ($12,000,000). "Aggregate Revenue" shall have the same meaning as set forth in the the Co-Hosting Agreement.

(c) EFFECT OF TERMINATION. Reseller shall remit all fees due under this Agreement to Vendor within thirty (30) days of such termination.

(d) EFFECT ON END USERS. Termination of this Agreement by either party will not affect the rights of any End User under the terms of the End-User License Agreement and shall not affect terms of any other agreement between the parties except to the extent specifically provided for in such agreement.

7.   COMPENSATION.

     Reseller and Vendor shall be compensated in accordance with the terms of the Revenue Sharing portion of Exhibit "A".

8.   DISCLAIMER; UPTIME REQUIREMENT.

(a) Vendor acknowledges and agrees that Reseller shall not be responsible for Order Pages unavailability due to (i) outages caused by the failure of public network or communications components or (ii) errors in the HTML coding in, or any other aspect of, the electronic files provided by Vendor. Notwithstanding the foregoing, the Order Pages, the Co-Host Site and all sales and order entry operations with respect to products offered from either of same shall be operational and accessible by Vendor's Clients at least 99 percent of the time except for (i) site maintenance downtime, which is mutually agreed upon in writing and in advance by Vendor and Reseller at least two weeks prior to proposed site maintenance downtime;
     (ii) the failure of some other portion of the Managed Site; or (iii) a failure of the Internet generally due to reasons beyond the control of Reseller (the "Reseller Uptime Requirement"). Compliance with the Uptime Requirement shall be determined with respect to each one month period during the Term.

     Failure to meet the Reseller Uptime Requirement shall be grounds for termination of this Agreement without notice or opportunity to cure.

(b) Reseller acknowledges and agrees that Vendor shall not be responsible for Managed Site unavailability due to (i) outages caused by the failure of public network or communications components or (ii) errors in the HTML coding in, or any other aspect of, the electronic files provided by Reseller. Notwithstanding the foregoing, the Managed Site (other than the Order Pages) shall be operational and accessible by Vendor's Clients at least 99 percent of the time except for (i) site maintenance downtime, which is mutually agreed upon in writing and in advance by Vendor and Reseller at least two weeks prior to proposed site maintenance downtime; or
     (ii) a failure of the Internet generally due to reasons beyond the control of Vendor (the "Vendor Uptime Requirement"). Compliance with the Uptime Requirement shall be determined with respect to each one (1) month period during the Term. Failure to meet the Vendor Uptime Requirement shall be grounds for termination of this Agreement without notice or opportunity to cure.

9.   TRADEMARK USE.

(a) Reseller acknowledges that the Vendor Trademarks are trademarks owned solely and exclusively by Vendor, and agrees to use the Vendor Trademarks only in the form and manner and with appropriate legends as prescribed by Vendor. Reseller agrees not to use any other trademark or service mark in connection with any of the Vendor Trademarks without prior written approval of Vendor. All use of Vendor Trademarks shall inure to the benefit of Vendor.

(b) Vendor acknowledges that the Reseller Trademarks are trademarks owned solely and exclusively by Reseller, and agrees to use the Reseller Trademarks only in the form and manner and with appropriate legends as prescribed by Reseller. Vendor agrees not to use any other trademark or service mark in connection with any of the Reseller Trademarks without prior written approval of Reseller. All use of Reseller Trademarks shall inure to the benefit of Reseller.

(c) Reseller shall indemnify and hold Vendor harmless from and against any and all liabilities, losses, damages, costs and expenses (including legal fees and expenses) associated with any claim or action brought against Vendor that may arise from Reseller's improper or unauthorized replication, packaging, marketing, distribution, or installation of the Software, including claims based on representations, warranties, or misrepresentations made by Reseller.

(d) BOTH PARTIES LIABILITY SHALL BE LIMITED TO DIRECT DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) SUFFERED BY THE OTHER PARTY, EVEN IF IT HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. RESELLER STATES AND VENDOR ACKNOWLEDGES THAT THE BENEFITS OF THIS AGREEMENT ARE A

     MATERIAL INDUCEMENT TO RESELLER TO ENTER INTO THE CO-HOSTING AGREEMENT AND, IN THE EVENT OF A TERMINATION OF THIS AGREEMENT BY VENDOR FOR AN ALLEGED MATERIAL RESELLER BREACH WHICH IS HELD NOT TO BE A MATERIAL BREACH IN FACT, THE COURT SHALL CONSIDER IN ASSESSING DAMAGES HEREUNDER THE CO-HOSTING FEES AND ANY AMOUNTS PAID BY ANY SUCCESSOR THIRD PARTY SITE MANAGER FOR THE RIGHT TO PERFORM SIMILAR WEB SITE SERVICES FOR VENDOR WITHIN ONE YEAR OF THE TERMINATION.

10.  GENERAL PROVISIONS.

(a) ASSIGNMENT. This Agreement may not be assigned by either party (except by operation of law or in connection with the sale of substantially all of the assets of such party's business or the acquisition of such party by a third party) to any other person, persons, firms, or corporations without the express written approval of the other party.

(b) NOTICES. All notices and demands hereunder shall be in writing and will be deemed given upon the earlier of actual receipt or two (2) days after being sent by overnight Federal Express or Express Mail, return receipt requested, to the appropriate address set forth above, as such contracts and addresses may be changed by written notice to the other party.

(c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California. Each party hereto expressly consents to the personal jurisdiction of the state and federal courts located in Santa Clara County, California, and expressly waives any defense to any action based on inconvenient forum, choice of venue, lack of personal jurisdiction, sufficiency of service of process or the like.

(d) RELATIONSHIP OF THE PARTIES. Each party is acting as an independent contractor and not as an agent, partner, or joint venture with the other party for any purpose. Except as provided in this Agreement, neither party shall have the right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

(e) SURVIVAL OF CERTAIN PROVISIONS. The indemnification and confidentiality obligations set forth in the Agreement shall survive the termination of the Agreement by either party for any reason.

(f) HEADINGS. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreements.

(g) ALL AMENDMENTS IN WRITING. No provisions in either party's purchase orders, or in any other business forms employed by either party will supersede the terms and conditions of this Agreement, and no supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

(h) ENTIRE AGREEMENT. The parties have read this Agreement and agree to be bound by its terms, and further agree that it, the Co-Hosting Agreement and the Reseller Agreement, constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. No representations or statements of any kind made by either party, which are not expressly stated herein, shall be binding on such party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


SOFTWARE.NET CORPORATION              NETWORKS ASSOCIATES, INC.
(a.k.a. Beyond.com)                   doing business as Network Associates, Inc.


By: [SIG]                             By: [SIG]
    --------------------------------      --------------------------------------
Name:  [ILLEGIBLE]                   Name:  [ILLEGIBLE]
Title: Vice President, Business       Title: CFO
       Operations
Date:  September 21, 1998             Date:  21 SEP 1998

                                   EXHIBIT "A"


REVENUE SHARING

(a) Reseller shall collect all moneys due for sales conducted on the Managed Site and shall report and remit same to Vendor as herein provided. [*] will pay [*] of [*] and [*] of [*] from the [*] and [*]. Net sales shall mean total moneys actually received by Reseller from Product sales less returns and [*] or sales tax charges. [*] shall mean [*] for [*] and [*] from [*] or any other [*] providing such services, [*] and [*] of [*] and [*].

(b) Reseller will pay Vendor in accordance with the [*], provided, however, that no fee shall be due for copies of Products returned to Reseller for refund in accordance with the End-User License Agreement and accompanied by an executed Letter of Destruction from the End-User.

(c) TAXES. Reseller will collect and remit to the appropriate authorities all federal, state and local taxes designated, levied, or based upon the sale of Products by Reseller as required by applicable law.

(d) PAYMENT AND REPORTS. Within [*] Reseller will remit to Vendor the sales fee due on the cost of Products actually billed to and those paid by Vendor Clients during the immediately preceding [*], and provide Vendor with a written report (the "Report"), specifying the number of copies of Products that Reseller has shipped during the immediately prior month and the calculation of the amounts due to Vendor and [*] in connection therewith.

(e) VENDOR CLIENT INFORMATION. Reseller will provide to Vendor within ten (10) days after the end of each month, a report for the immediately prior month showing (i) the name and address of each Vendor Client that purchased the Product from Reseller, and (ii) the name and quantity of the Product purchased by the Vendor Client through the Managed Site.

(f) BOOK AND RECORDS. Reseller agrees to maintain adequate books and records relating to the distribution of Products to Vendor Client. Such books and records shall be available at their place of keeping for inspection by Vendor or its representative, for the purpose of determining whether the correct fees have been paid to Vendor in accordance with the terms of this Agreement, and whether Reseller has otherwise complied with the terms of this Agreement. Vendor shall have the right to conduct such an audit upon ten (10) days advance notice twice each year. In the event that such an audit discloses an underpayment of more than five percent (5%), then Reseller shall pay the costs of such audit.


*Confidential treatment requested. Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission.

(g) FAILURE TO PAY. Any sales fee payment or part of a payment that is not paid when due shall bear interest at the rate of 1.5% per month from its due date until paid. Failure of Reseller to pay any fees or other charges when due shall constitute sufficient cause for Vendor to immediately suspend its performance hereunder and/or to terminate this Agreement upon due notice given.

EXCLUDED PRODUCTS

Any NAI products which are not included in the definition of Software, none of which which will be required to flow through the Managed Site.

MISCELLANEOUS

(a)  Reseller will provide Vendor with daily reporting on sales numbers.

(b) Both Vendor and Reseller will use all commercially reasonable efforts to maximize product sales through this relationship. The parties shall meet quarterly within the second two weeks of the first month of each quarter to
     (i) determine Managed Site's financial performance against performance goals; (ii) discuss NAI's implementation of Beyond.com technologies, (iii) discuss NAI purchasing of desktop software from Beyond.com and (iv) discounts on pricing to Reseller for ESD Products. The parties shall consult in good faith concerning financial performance goals for the Managed Site, the location on the Vendor public sites of links to the Managed Site, risk levels, the Content on the Managed Site and all other matters pertaining to the operation of the Managed Site.

(c) Reseller and Vendor will develop programs and offers targeted to these customers as they flow through the site.












                                      -2

                                   EXHIBIT "B"


                                    DELETED.

                                   EXHIBIT "C"


                               INITIAL RISK LEVEL


     PICK ONE AND DELETE THE OTHER.



     If initialed level guidelines are not attached to this Agreement, then such level shall be agreed to by the parties; provided, that failing agreement, the Initial Risk Level shall be that specified by Network Associates, Inc.

     OR

     The initial risk level shall be a score of 46, as such risk level is defined by Cybersource Corporation in connection with its IVS fraud service as in existence on the date hereof.